Exhibit (d)(2)(O)
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT
     AGREEMENT made as of this 12th day of September, 2008 by and between American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and The Boston Company Asset Management, LLC (the “Adviser”);
     WHEREAS, American Beacon Funds (the “Trust”), a Massachusetts Business Trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and
     WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees;
     WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and
     WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the “Portfolios”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;
     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:
     1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser’s discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Adviser can request that the Manager make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust’s Custodian(s) to hold and/or transfer the Portfolios’ assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).) The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.
     2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers’ commissions and discounts as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.
     3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).
     The Adviser agrees: (1) that the fee schedule in basis points for managing Emerging Markets assets of the Trust or any of its affiliates and the employee benefit plans of AMR Corporation and its subsidiaries (collectively, the “AMR Emerging Markets Assets”) will not exceed the fee schedule in basis points charged by the Adviser to any subsequent Emerging Markets client of the same or lesser size; and (2) that the actual annual dollar fee paid by any subsequent Emerging Markets client of the same or larger size will not be less than the actual annual dollar fee for managing the AMR Emerging Markets Assets. In the event that the fee for managing the AMR Emerging Markets Assets exceeds the fee charged to a client described in (1) or (2) above, the fee charged for managing the AMR Emerging Markets assets shall automatically be reduced to match the fee charged to such other client from the time such fee is charged to such other client. The foregoing shall not pertain to clients for whom the Adviser has a performance-based fee arrangement.
     The Adviser agrees: (1) that the fee schedule in basis points for managing Concentrated EAFE Value assets of the Trust or any of its affiliates and the employee benefit plans of AMR Corporation and its subsidiaries (collectively, the “AMR Concentrated EAFE Value Assets”) will not exceed the fee schedule in basis points charged by the Adviser to any subsequent Concentrated EAFE Value client of the same or lesser size; and (2) that the actual annual dollar fee paid by any subsequent Concentrated EAFE Value client of the same or larger size will not be less than the actual annual dollar fee for managing the AMR Concentrated EAFE Value Assets. In the event that the fee for managing the AMR Concentrated EAFE Value Assets exceeds the fee charged to an account described in (1) or (2) above, the fee charged for managing the AMR Concentrated EAFE Value Assets shall automatically be reduced to match the fee charged to such other client from the time such fee is charged to such other client. The foregoing shall not pertain to clients for whom the Adviser has a performance-based fee arrangement.
     The Adviser agrees: (1) that the fee schedule in basis points for managing Small Cap Value assets of the Trust or any of its affiliates and the employee benefit plans of AMR Corporation and its subsidiaries (collectively, the “AMR Small Cap Value Assets”) will not exceed the fee schedule in basis points charged by the Adviser to any subsequent Small Cap Value client of the same or lesser size; and (2) that the actual annual dollar fee paid by any subsequent Small Cap Value client of the same or larger size will not be less than the actual annual dollar fee for managing the AMR Small Cap Value Assets. In the event that the fee for managing the AMR Small Cap Value Assets exceeds the fee charged to an account described in (1) or (2) above, the fee charged for managing the AMR Small Cap Value Assets shall automatically be reduced to match the fee charged to such other client from the time such fee is charged to such other client. The foregoing shall not pertain to clients for whom the Adviser has a performance-based fee arrangement.
     4. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.
     5. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonable request.
     6. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.
     7. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.
     8. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.
     9. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.
     10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.
     As used in this Section 10, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the

Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
     11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Boston Company Asset Management, LLC		American Beacon Advisors, Inc.

By:	/s/ David Cameron	By:	/s/ William F. Quinn

Name:	David Cameron		William F. Quinn
Title:	President & CEO		Chairman

Schedule A
to the
American Beacon Funds
Investment Advisory Agreement
between
American Beacon Advisors, Inc.
and
The Boston Company Asset Management, LLC
     American Beacon Advisors, Inc. shall pay compensation to The Boston Company Asset Management, LLC pursuant to section 3 of the Investment Advisory Agreement for rendering investment management services in accordance with the following annual percentage rates:
➢	With respect to the Emerging Markets Portfolio:
0.69% on all assets
➢	With respect to the International Equity Portfolio:
0.50% on the first $100 million in assets
0.30% on the next $100 million in assets
0.25% on the next $100 million in assets
0.20% assets above $300 million
➢	With respect to the Small Cap Value Portfolio:
0.50% on the first $100 million in assets
0.45% on the next $150 million in assets
0.40% on assets above $250 million
     To the extent that a Portfolio invests all of its investable assets (i.e., securities and cash) in another investment company, however, no portion of the advisory fee attributable to the Portfolio as specified above shall be paid for the period that the Portfolio’s assets are so invested.
     In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets with the same investment strategies managed by the Investment Manager on behalf of the employee benefit plans of AMR Corporation and its subsidiaries and affiliates.
     If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.
Dated: as of September 12, 2008